Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Altair Engineering Inc. for the registration of Class A common stock and to the incorporation by reference therein of our reports dated February 28, 2022 with respect to the consolidated financial statements of Altair Engineering Inc., and the effectiveness of internal control over financial reporting of Altair Engineering Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

August 5, 2022